EXHIBIT 99.1

Bruce Cohenour Named President of Hooker Furniture Casegoods

MARTINSVILLE, Va., June 9, 2010 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) has named Bruce Cohenour as President, Hooker Furniture Casegoods, effective immediately.

Cohenour has headed the Company's casegoods merchandising and marketing for the last year as executive vice president of marketing. In his expanded role, he will be responsible for sales, merchandising, marketing and operations for the wood furniture division and will report to Paul B. Toms Jr., CEO and Chairman of the Board.

"We believe Bruce is uniquely qualified to lead the wood furniture division," Toms said. "He completely understands the product, pricing and services we need to offer to be a preferred supplier to our customers. Bruce personifies the values of our company. Our employees, reps, customers and suppliers all have great respect for him and are motivated by his enthusiasm, optimism and the lofty goals he sets."

"I'm humbled at this honor, yet relish the extraordinary opportunities that are ahead for Hooker Furniture," said Cohenour. "In addition to having what I consider to be the best team of people in the furniture business, our financial strength and marketing strategy put us in an enviable position to take this company to the next level."

Cohenour joined the Hooker Furniture management team in 2007 as senior vice president of national accounts and business development after serving for 12 years as a sales representative for the company in Northern Texas and Oklahoma. Prior to joining Hooker, he was a regional sales manager for La-Z-Boy, responsible for the central region of the U.S. He began his furniture industry career in retail with his family's store in Bradenton, FL.

Paul Toms remains chairman and chief executive officer of the parent company. Alan Cole serves as president of Hooker Furniture Upholstery.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2009 shipments to U.S. retailers, Hooker Furniture Corporation is an 86-year-old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

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CONTACT:  Hooker Furniture Corporation
          Paul Toms, Chairman and Chief Executive Officer
          276-632-2133